Pricing Supplement No Euro H 009     Dated May 26, 1998      Rule 424(b)(2)
(To Prospectus dated December 1, 1997 and                    File No. 333-38931
Prospectus Supplement dated December 5, 1997)
                                This Pricing Supplement consists of 7 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:   1,000,000,000 JPY
Issue Price:     100.0000000000%
Proceeds to Company on original issuance:     Yen 1,000,000,000
Commission or Discount on original issuance:  USD 18,750
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:    May 28, 1998
Stated Maturity:        May 29, 2001
Specified Currency:     JPY
    (If other than U.S. Dollars)
Authorized Denominations:  100,000,000 JPY
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:    May 28 and November 28,commencing November 28,1998.

Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |X| Floating Rate   | | Indexed Rate
                                                                  (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes): .566410%
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              |x| Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates: May 28 and November 28,commencing November 28,1998.
Rate Determination Dates:  See Attached
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  n/a.
Spread (+/-):    n/a.
Spread Multiplier: n/a.
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:  See Attached
Minimum Interest Rate:    n/a.
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call:
        Bond Yield to Maturity:
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No
Common Code:  8740631
ISIN:  xs0087406319


                      DESCRIPTION OF THE NOTES

GENERAL

      The description in this Pricing Supplement of the particular terms of the Bearer Note offered hereby (the "Note") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made. The Note offered hereby is an Floating Rate Note, as described under "Description of Bearer Notes" in the accompanying Prospectus Supplement, to which description reference is hereby made.

RISK FACTORS

      As explained more fully below under "Interest", the interest rate on the Note is linked to 6 Month JPY LIBOR BBA (as defined below), provided, however, that in no event will the interest rate for the Initial Interest Period or any Interest Reset Period be more than the Maximum Interest Rate for such period (as explained more fully below). HOLDERS OF THE NOTE SHOULD BE PREPARED NOT TO EARN MORE THAN THE MAXIMUM INTEREST RATE ON THEIR PRINCIPAL DURING THE INITIAL INTEREST PERIOD OR ANY INTEREST RESET PERIOD.

DEFINITIONS

      "Business Day" means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in (i) New York, New York, (ii) London, England or (iii) Tokyo, Japan.

      "London Business Day" means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in London, England.

      If any date specified herein for the making of any payment, calculation, determination or other action with respect to the Notes would be a day that is not a Business Day or a London Business Day, as the case may be, such action shall be taken on the next succeeding Business Day or London Business Day, as applicable, provided, however, that if such next succeeding Business Day or London Business Day is in the next succeeding calendar month, such action shall be taken on the immediately preceding Business Day or London Business Day.

      "6 Month JPY LIBOR BBA" for the Initial Interest Period and each relevant Interest Reset Period will be determined by the Calculation Agent as follows:

           (i) On the second London Business Day prior to (A) the Original Issue Date, with respect to the Initial Interest Period or (B) the Interest Reset Date, with respect to any Interest Reset Period (each, a "LIBOR Determination Date"), the Calculation Agent will determine the offered rates for deposits in Japanese Yen for a period of six months commencing on such Original Issue Date or Interest Reset Date, as the case may be, which appear at approximately 11:00 a.m., London time on such LIBOR Determination Date on the display designated as page "3750" on the Dow Jones Markets Service (or such other page as may replace page "3750" on such service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying the London interbank offered rates of major banks), and 6 Month JPY LIBOR for the Initial Interest Period or any such Interest Reset Period will be the relevant offered rate as determined by the Calculation Agent.

           (ii) If 6 Month JPY LIBOR BBA cannot be determined as above on such LIBOR Determination Date, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent to provide the Calculation Agent with its offered quotations for deposits in Japanese Yen for a period of six months commencing on such Original Issue Date or Interest Reset Date, as the case may be, to prime banks in the London interbank market at approximately 11:00 a.m., London time on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 or the approximate equivalent thereof in Japanese Yen that is representative of a single transaction in such market at such time. If at least two such quotations are provided, "6 Month JPY LIBOR BBA" for the Initial Interest Period or any such Interest Reset Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, "6 Month JPY LIBOR BBA" for the Initial Interest Period or any such Interest Reset Period will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent at approximately 11:00 a.m., New York City time on such LIBOR Determination Date for loans in Japanese Yen to leading European banks for the period of six months, commencing on such Original Issue Date or Interest Reset Date, and in a principal amount equal to an amount of not less than U.S.$1,000,000 or the approximate equivalent thereof in Japanese Yen that is representative of a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by such Calculation Agent are quoting rates as mentioned in this sentence, "6 Month JPY LIBOR BBA" for the Initial Interest Period or any such Interest Reset Period will be the same as 6 Month JPY LIBOR BBA for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, 6 Month JPY LIBOR BBA with respect to the Initial Interest Period).

      "7 Month JPY LIBOR BBA" for each relevant Interest Reset
Period will be determined by the Calculation Agent as follows:

           (i) On the LIBOR Determination Date for the relevant Interest Reset Period, the Calculation Agent will determine the offered rates for deposits in Japanese Yen for a period of seven months commencing on such Interest Reset Date, which appear at


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


      approximately 11:00 a.m., London time on such LIBOR Determination Date on the display designated as page "3750" on the Dow Jones Markets Service (or such other page as may replace page "3750" on such service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying the London interbank offered rates of major banks), and 7 Month JPY LIBOR for such Interest Reset Period will be the relevant offered rate as determined by the Calculation Agent.

           (ii) If 7 Month JPY LIBOR BBA cannot be determined as above on such LIBOR Determination Date, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent to provide the Calculation Agent with its offered quotations for deposits in Japanese Yen for a period of seven months commencing on such Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 or the approximate equivalent thereof in Japanese Yen that is representative of a single transaction in such market at such time. If at least two such quotations are provided, "7 Month JPY LIBOR BBA" for such Interest Reset Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, "7 Month JPY LIBOR BBA" for such Interest Reset Period will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent at approximately 11:00 a.m., New York City time on such LIBOR Determination Date for loans in Japanese Yen to leading European banks for the period of seven months, commencing on such Interest Reset Date, and in a principal amount equal to an amount of not less than U.S.$1,000,000 or the approximate equivalent thereof in Japanese Yen that is representative of a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by such Calculation Agent are quoting rates as mentioned in this sentence, "7 Month JPY LIBOR BBA" for such Interest Reset Period will be the same as 7 Month JPY LIBOR BBA for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest
      Rate).

     The Calculation Agent will be Salomon Brothers International Limited, which is a wholly-owned subsidiary of the Company. Neither the Calculation Agent nor the Company will have any responsibility for errors or omissions in making such calculations or determinations. The Calculation Agent shall not be an agent of the Holders of the Note, and its calculations and determinations hereunder shall (except in the case of manifest error) be final and binding on the Company and such Holders. The Company shall not bear any liability for any mistake, misstatement or misquotation of 6 Month JPY LIBOR BBA or 7 Month JPY LIBOR BBA by the Dow Jones Markets Service or any other publisher thereof.

INTEREST

      Initial Interest Period. For the period from the Original Issue Date to but excluding November 28, 1998 (the "Initial Interest Period"), the Note will bear interest each day at a rate equal 6 Month JPY LIBOR BBA determined as of the second London Business Day prior to the


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


Original Issue Date, calculated on the basis of Actual over 360 and payable on November 28, 1998; provided, however, that the Maximum Interest Rate for the Initial Interest Period shall be 0.90% per annum and that in no event shall the interest rate in effect for such period exceed such Maximum Interest Rate.

      Subsequent Interest Reset Periods.

      (i) For the period from November 28, 1998 (the "First Interest Reset Date") to but excluding May 28, 1999 (the "First Interest Reset Period"), the Note will bear interest each day at a rate equal to 6 Month JPY LIBOR BBA determined as of the second London Business Day prior to the First Interest Reset Date, calculated on the basis of Actual over 360 and payable on May 28, 1999; provided, however, that the Maximum Interest Rate for the First Interest Reset Period shall be 0.90% per annum and that in no event shall the interest rate in effect for such period exceed such Maximum Interest Rate.

      (ii) For the period from May 28, 1999 (the "Second Interest Reset Date") to but excluding November 28, 1999 (the "Second Interest Reset Period"), the Note will bear interest each day at a rate equal to 6 Month JPY LIBOR BBA determined as of the second London Business Day prior to the Second Interest Reset Date, calculated on the basis of Actual over 360 and payable on November 28, 1999; provided, however, that the Maximum Interest Rate for the Second Interest Reset Period shall be 1.10% per annum and that in no event shall the interest rate in effect for such period exceed such Maximum Interest Rate.

      (iii) For the period from November 28, 1999 (the "Third Interest Reset Date") to but excluding May 28, 2000 (the "Third Interest Reset Period"), the Note will bear interest each day at a rate equal to 6 Month JPY LIBOR BBA determined as of the second London Business Day prior to the Third Interest Reset Date, calculated on the basis of Actual over 360 and payable on May 28, 2000; provided, however, that the Maximum Interest Rate for the Third Interest Reset Period shall be 1.10% per annum and that in no event shall the interest rate in effect for such period exceed such Maximum Interest Rate.

      (iv) For the period from May 28, 2000 (the "Fourth Interest Reset Date") to but excluding November 28, 2000 (the "Fourth Interest Reset Period"), the Note will bear interest each day at a rate equal to 6 Month JPY LIBOR BBA determined as of the second London Business Day prior to the Fourth Interest Reset Date, calculated on the basis of Actual over 360 and payable on November 28, 2000; provided, however, that the Maximum Interest Rate for the Fourth Interest Reset Period shall be 1.30% per annum and that in no event shall the interest rate in effect for such period exceed such Maximum Interest Rate.

      (v) For the period from November 28, 2000 (the "Fifth Interest Reset Date") to but excluding May 29, 2001 (the "Fifth Interest Reset Period"), the Note will bear interest each day at a rate determined by means of a straight line interpolation between 6 Month JPY LIBOR BBA and 7 Month JPY LIBOR BBA, each determined as of the second London Business Day prior to May 29, 2001 and calculated on the basis of Actual over 360, and payable on May 29, 2001; provided, however, that the Maximum Interest Rate for the Fifth Interest Reset Period shall be

1.30% per annum and that in no event shall the interest rate in effect for such period exceed such Maximum Interest Rate.

      The formula to be used in calculating the straight line interpolation referred to in the preceding sentence is:

      IR = 6 Month JPY LIBOR BBA plus (DIFF times 1/31).

      where:

      "IR" means the interpolation rate; and

      "DIFF" means 7 Month JPY LIBOR BBA minus 6 Month JPY LIBOR
BBA.

EVENTS OF DEFAULT AND ACCELERATION

      In case of default in payment at the maturity date of the Notes (whether at Stated Maturity or upon acceleration), from and after the maturity date, the Notes shall bear interest, payable upon demand of the Trustee, at the rate of 6.125% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount is made or duly provided for.

                    DESCRIPTION OF JAPANESE YEN

      The yen is the national currency of Japan. Japanese bank notes are issued by The Bank of Japan, which is Japan's central bank and the sole bank of issue. On May 26, 1998, the noon buying rate for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was (Y)137.38 = $1.00.

      The exchange rate between the yen and the U.S. dollar is, at any moment, a result of the supply of and the demand for the two currencies, and changes in such exchange rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Japan and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Japan and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan, the United States and other countries prominent in international trade and finance. In recent years, rates of exchange between the U.S. dollar and the Japanese yen have been highly volatile.

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